UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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The Quigley Corporation
(Name of Registrant as Specified In Its Charter)

Ted Karkus
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INDEPENDENT SHAREHOLDER TED KARKUS PLANS TO FILE PRELIMINARY PROXY STATEMENT TO ELECT NOMINEES TO THE BOARD OF THE QUIGLEY CORPORATION

NEW YORK, April 6 /PRNewswire/ — Ted Karkus, a management consultant and private investor, announced today that he intends to file with the U.S. Securities and Exchange Commission a preliminary proxy statement in connection with his nomination of independent directors to replace the entire Board of Directors of The Quigley Corporation (NASDAQ:QGLY) at Quigley’s 2009 Annual Meeting of Stockholders to be held on May 20, 2009.

As an independent stockholder, Mr. Karkus strongly believes there is a need for compensation reform, improved governance and a cessation of related party transactions at Quigley.  Mr. Karkus opposes any action by the Board to entrench management through the granting of employment contracts, including contracts to employees related to Board members, until after the election of directors at the Annual Meeting and a thorough review of management performance.   Mr. Karkus owns approximately 4.8% of The Quigley Corporation’s outstanding common stock.

ADDITIONAL INFORMATION CONCERNING PARTICIPANTS

Ted Karkus, the Participant, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a Proxy Statement and accompanying Proxy Card to be used to solicit votes for the election of its slate of director nominees at the 2009 Annual Meeting of Stockholders of The Quigley Corporation.

Mr. Karkus strongly advises all stockholders of The Quigley Corporation to read his Proxy Statement when it becomes available because it will contain important information.  Such Proxy Statement will be available at no charge on the SEC’s website at http://www.sec.gov.  In addition, Mr. Karkus will provide copies of the Proxy Statement without charge upon request.  Requests for copies should be directed to Mr. Karkus’s proxy solicitor as disclosed in the Proxy Statement.

Information about Mr. Karkus and any other Participant will be set forth in the Proxy Statement filed by Mr. Karkus with the SEC.  Mr. Karkus may be deemed to beneficially own 620,850 shares, or approximately 4.8% of The Quigley Corporation’s outstanding common stock.